EXHIBIT 10.1
EMPLOYMENT AGREEMENT
THIS AGREEMENT (“Agreement”) is by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the “Company”), and STEPHEN BYERS (the “Employee”) as of the 1st day of May, 2011.
W I T N E S S E T H:
WHEREAS, Employee is currently party to an Employment Agreement dated February 1, 2009, the term of which expires April 30, 2011 (together, the “Prior Employment Agreement”) and for which notice of non-renewal was provided by the Company on January 21, 2011; and
WHEREAS, the Company and Employee have agreed upon terms upon which Employee will continue his employment with the Company.
NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:
1. Position and Responsibilities.
(a) The Company hereby employs Employee and Employee hereby accepts continued employment by the Company as the Company’s Executive Vice President, Stores, Visual & Loss Prevention. Employee will perform duties as determined by the President and Chief Executive Officer of the Company. Employee shall report directly to the Chief Operating Officer or such other senior executive officer of the Company designated by the President and Chief Executive Officer or the person performing the duties of the President and Chief Executive Officer. In addition, Employee shall be a member of the Management Committee and the Operating Committee.
(b) Throughout the term of this Agreement, Employee shall devote his entire working time, energy, attention, skill and best efforts to the affairs of the Company and to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Approval of board memberships and participation in lectures and teaching activities will be at the discretion of the President and Chief Executive Officer; however, such approval will not be unreasonably withheld, provided that such activities do not significantly interfere with Employee’s duties under this Agreement. Employee shall comply with the Company’s Code of Ethical Standards and Business Practices.
2. Term and Renewal. This Agreement shall become effective on May 1, 2011, provided that this Agreement has been signed by Employee and the Company. The initial term shall continue through April 30, 2012, unless sooner terminated in accordance with paragraph 7 below (the “Initial Term”). Unless terminated by either party not later than sixty (60) days preceding the termination date of the Agreement, this Agreement shall renew for successive one-year terms beginning May 1st of each such year.

3. Place of Performance. Employee shall be based at the office of the Company in the Milwaukee, Wisconsin metropolitan area, except for travel required for Company business.
4. Compensation.
(a) Salary. Employee shall receive a base salary (the “Base Salary”) as follows: (i) effective May 1, 2011 through April 28, 2012, at the annual rate of $510,000; (ii) effective April 29, 2012, at the annual rate of $470,000. This Base Salary, less taxes and normal deductions, shall be paid to Employee in substantially equal installments in accordance with the Company’s regular executive payroll practices in effect from time to time. The Base Salary and Employee’s performance may be reviewed from time to time during the term of this Agreement by the Company to ascertain whether, in the Company’s sole discretion, such Base Salary should be increased, and once increased, such Base Salary shall not be decreased.
(b) Annual Bonus.
(i) Employee will participate in The Bon-Ton Stores, Inc. Cash Bonus Plan (the “Cash Bonus Plan”) in accordance with its terms and conditions as it may be amended in accordance with its provisions, or such other annual bonus plan as may be established by the Company. During the Term, for each fiscal years of the Company beginning with fiscal year 2012, Employee shall be eligible to earn a target bonus of 50% of Employee’s Base Salary in effect on the last day of the relevant fiscal year; a threshold bonus and a maximum bonus shall be as determined from time to time by the Company consistent with other similar senior executives under the Cash Bonus Plan. For fiscal year 2011, Employee shall be eligible to earn a target bonus prorated between the 100% target established by the Prior Agreement for the first three months of the fiscal year and a 50% target for the remaining nine months of the fiscal year (such prorated target equal to 64.46% of the new Base Salary). The Human Resources and the Compensation Committee (“HRCC”) of the Company’s Board of Directors shall retain discretion with respect to this bonus as is provided under the terms of the Cash Bonus Plan.
(ii) Nothing herein is a guarantee that any Annual Bonus will be paid.
(iii) To the extent reasonably practicable, the Annual Bonus shall be computed within 90 days following the close of the Company’s fiscal year and paid within 30 days of its computation. Employee must be employed on the last day of the Company’s fiscal year to receive an Annual Bonus with respect to that fiscal year.

5. Benefits. During the term of his employment, Employee and his eligible dependents shall be eligible to participate in the Company’s group medical, dental and vision plans in accordance with the terms of such plans and, subject to the restrictions and limitations contained in the insurance agreement or agreements. Employee shall be eligible to participate in the Company’s retirement contribution plan, deferred compensation plan, discount program, vacation plan, long-term disability plan and employee benefit programs generally made available to other employees of the Company, subject to their respective generally applicable eligibility requirements, terms, conditions and restrictions; provided, however, that severance payments under this Agreement shall be in lieu of any severance benefits otherwise provided by the Company. However, nothing in this Agreement shall preclude the Company from amending or terminating any such insurance, benefit, program or plan so long as the amendment or termination is applicable to the Company’s executives participating in such insurance, benefit, program or plan generally. Moreover, the Company’s obligations under this provision shall not apply to any insurance, benefit, program or plan made available on an individual basis to one or more select executive employees by contract if such insurance, benefit, program or plan is not made available to all executive employees. With respect to Employee’s participation in the Company’s vacation plan, Employee shall be eligible for four (4) weeks vacation per calendar year, or greater if according to Company policy, which vacation entitlement shall be pro-rated in any calendar year in which Employee does not work the entire calendar year.
6. Business Expenses. The Company shall pay or reimburse Employee for reasonable entertainment and other expenses incurred by Employee in connection with the performance of Employee’s duties under this Agreement upon receipt of vouchers therefor and in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.
7. Termination of Employment. Notwithstanding any other provision of this Agreement, Employee’s employment and all of the Company’s obligations or liabilities under this Agreement may be terminated immediately, excluding any obligations the Company may have under paragraph 8 below, in any of the following circumstances:
(a) Termination by the Company. Notwithstanding any other provisions of this Agreement, the Company may terminate Employee’s employment and all of the Company’s obligations and liabilities under this Agreement immediately, which termination shall not affect any obligations the Company may have under paragraph 8 below, in any of the following circumstances:
(i)Disability or Incapacity. In the event of Employee’s physical or mental inability to perform his essential duties hereunder, with or without reasonable accommodation, for a period of 13 consecutive weeks or for a cumulative period of 26 weeks during any rolling 24-month period during the term of this Agreement.
(ii) Death of Employee. In the event of Employee’s death.

(iii) Discharge for Cause. The Company may discharge Employee at any time for “Cause,” which shall be limited to: Employee’s material and serious breach or neglect of Employee’s responsibilities; willful violation or disregard of standards of conduct established by law; willful violation or disregard of standards of conduct established by Company policy as may from time to time be communicated to Employee; fraud, willful misconduct, misappropriation of funds or other dishonesty; conviction of a crime of moral turpitude; any misrepresentation made in this Agreement; or any material breach by Employee of any provision of this Agreement (including, without limitation, acceptance of employment with another company or performing work or providing advice to another company, as an employee, consultant or in any other similar capacity while still an employee of the Company).
(iv) Discharge without Cause. Notwithstanding any other provision of this Agreement, Employee’s employment and any and all of the Company’s obligations under this Agreement (excluding any obligations the Company may have under paragraph 8 below) may be terminated by the Company at any time without Cause.
(b) Resignation by Employee. Employee may resign in the following circumstances:
(i) Resignation for Good Reason. Employee may resign for “Good Reason,” defined below, upon 30 days’ written notice by Employee to the Company except as set forth in paragraph 7(c) below. The Company may waive Employee’s obligation to work during this 30-day notice period and terminate his employment immediately, but if the Company takes this action, Employee shall receive the salary that otherwise would be due through the end of the notice period. For purposes of this Agreement, “Good Reason” shall mean any of the following violations of this Agreement by the Company: any reduction in Employee’s Base Salary; except as provided in this Agreement, any reduction in Employee’s potential bonus target percentage amounts; any required relocation of Employee from Milwaukee, Wisconsin or Chicago, Illinois metropolitan areas; and any substantial breach by the Company of any material provision of this Agreement (unrelated to a change of position/title, duties, responsibilities and/or supervisor). Notwithstanding the foregoing, the acts or omissions described above shall not constitute “Good Reason” unless Employee: (i) provides the Company with written notice, within ninety (90) days of learning of such acts or omissions that he asserts constitute “Good Reason,” detailing the matters he asserts to be “Good Reason” and notifying the Company of his intention to resign for Good Reason if the Company does not cure them within thirty (30) days of receiving the written notice; and (ii) actually resigns thereafter (and within sixty (60) days of the end of the cure period) assuming the Company has not cured them.

(ii) Resignation Without Good Reason. Notwithstanding any other provision of this Agreement, Employee’s employment and any and all of the Company’s obligations under this Agreement (excluding any obligations the Company may have under Paragraph 8 below) may be terminated by Employee without Good Reason.
(c) Change of Control. In the event of a Change of Control of the Company, Employee shall be prohibited from resigning for Good Reason for a period of six (6) months following the Change of Control. If, in the event of a Change of Control, Employee is required to relocate from the Milwaukee, Wisconsin, or Chicago, Illinois metropolitan areas, Employee may resign for Good Reason at any time. In all other respects, the provisions of paragraph 7(b)(i) shall be applicable. For purposes of this Agreement, a Change of Control shall be deemed to occur if:
(i) any person who is not an affiliate of the Company on the date hereof becomes a beneficial owner of a majority of the outstanding voting power of the Company’s capital stock;
(ii) the shareholders of the Company approve and there is consummated any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets;
(iii) there is consummated a merger, consolidation or other form of business combination involving the Company, or, in one transaction or a series of related transactions, a sale of all or substantially all of the assets of the Company, unless, in any such case:
(A) the business of the Company is continued following such transaction by a resulting entity (which may be, but need not be, the Company) (the “Surviving Company”); and
(B) persons who were the beneficial owners of a majority of the outstanding voting power of the Company immediately prior to the completion of such transaction beneficially own, by reason of such prior beneficial ownership, a majority of the outstanding voting power of the Surviving Company (or a majority of the outstanding voting power of the direct or indirect parent of the Surviving Company, as the case may be) immediately following the completion of such transaction; or
(iv) any person beneficially owns shares of the Company’s capital stock possessing a greater voting power than held in the aggregate by M. Thomas Grumbacher, any member of his family, any trust for the primary benefit of M. Thomas Grumbacher or any member of his family, and any charitable foundation of which M. Thomas Grumbacher is a founder or co-founder with his wife (collectively, the “Grumbacher Affiliates”), or if the Grumbacher Affiliates control less than twenty percent (20%) of the outstanding voting power of the Company’s capital stock.

For purposes of this definition, the terms “person,” “beneficial owner,” “beneficial ownership,” “affiliate” and “control” shall have the meanings ascribed to such terms under Sections 13(d) and 3(a)(9) and Rule 13d-3 under the Securities Exchange Act of 1934 as amended, and Rule 501 under the Securities Act of 1933 as amended, as applicable.
8. Payments Upon Termination.
(a) Discharge Without Cause or Resignation for Good Reason during the Term. If, other than during the two (2) year period following a Change of Control during the Term of this Agreement, Employee is discharged without Cause or resigns for Good Reason during the term of this Agreement, Employee shall:
(i) receive severance pay at his then current rate of Base Salary at the time of termination, less taxes and normal deductions, for one and one-half (1 1/2) years, payable (in either case) in equal installments in accordance with the Company’s regular payroll practices or, at the Company’s discretion, in a lump sum; and
(ii) be paid a stipend equal to an amount that represents the amount Employee would have to pay as a monthly COBRA premium for the insurance coverage for the group medical and dental plans as would be applicable to Employee at the date of termination of Employment for one and one-half (1 1/2) years, which stipend shall be paid in the same time and manner as the severance payments referred to above. Such severance payment and stipend shall be paid not earlier than is permitted under Section 409A of the Internal Revenue Code of 1986 as amended (“Code”).
(b) Discharge Without Cause or Resignation for Good Reason after the Term. If, at any time on or prior to February 1, 2014, (i) as of the end of the Term or as of the end of the Term as extended by one or more automatic renewals pursuant to Paragraph 2 of this Agreement, the Company exercises its right under Paragraph 2 of this Agreement not to renew the Term for an additional one-year term and (ii) the Company and the Employee do not enter into an employment agreement replacing this Agreement and (iii) at any time thereafter Employee is discharged without Cause or resigns for Good Reason, Employee shall receive severance pay equal to one (1) time his then Base Salary, payable (in either case) in equal installments in accordance with the Company’s regular payroll practices or, at the Company’s discretion, in a lump sum.
(c) Payment. Employee’s right to any payments or benefits provided under paragraph 8(a) and (b) shall be contingent upon (i) execution by Employee at or about the time of termination of his employment, within the time period designated by the Company, of a termination agreement, that a general release of claims (including, without limitation, contractual, common law and statutory claims) against the Company and its officers, directors, employees, agents and other persons and entities designated by the Company, in a form acceptable to the Company and, in the sole discretion of the Company, non-disparagement and confidentiality provisions;

and (ii) compliance by Employee with all of the terms of this Agreement, including without limitation paragraphs 9 and 10 of this Agreement. In the event it is determined that any portion of the severance payments or stipend referred to in paragraph 8(a) represents a payment of nonqualified deferred compensation that is not exempt from the requirements of Code Section 409A, then no payments shall be made during the 90 day period measured from Employee’s separation from service and, provided Employee executes and does not thereafter revoke the general release of claims mentioned above, all payments that would, but for this sentence, have been paid during such 90 day period, shall be paid in a lump sum on the first business day following the end of such 90 day period, and the remaining payments shall be made as described above. These severance payment shall be in lieu of any bonus or other Company paid benefits to which Employee is or may be entitled after Employee’s termination of employment with the Company for any reason whatsoever, whether by Employee of the Company, including any severance plan sponsored by the Company, or any other agreement, policy or practice. The Company’s obligations under paragraph 8(a) or (b) shall, as applicable, cease in the event that Employee breaches any of Employee’s obligations under this Agreement; and/or be offset by any disability insurance benefits and/or workers compensation benefits received by Employee during the period covered by the severance payments.
(d) Death or Disability/Incapacity.
(i) Upon Employee’s death, during the term of this Agreement, Employee’s estate’s sole entitlement will be to his then current Base Salary for any days worked prior to his death, amounts payable on account of Employee’s death under any insurance or benefit plans or policies maintained by the Company, and any vested benefits to which Employee is entitled under the Company’s employee benefit or other plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.
(ii) On termination for disability or incapacity, Employee’s sole entitlement will be to his then current Base Salary for any days worked prior to the date of termination, amounts payable on account of disability or incapacity under any insurance or benefit plans or policies maintained and any vested benefits to which Employee is entitled under the Company’s stock option and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.
(e) Discharge for Cause or Resignation without Good Reason. If Employee is discharged for Cause or resigns without Good Reason, Employee’s sole entitlement will be the receipt of his then current Base Salary for any days worked through the date of termination and any vested benefits to which Employee is entitled under the Company’s stock option and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.
(f) Change of Control. In lieu of the foregoing, the provisions of paragraph 11 below shall be applicable if Employee is discharged with Cause or resigns for Good Reason within the two (2) year period following a Change of Control, provided the Change of Control occurs during the term of this Agreement.

9. Company Property. All advertising, sales, manufacturers’ and other materials or articles or information, including, without limitation, data processing reports, customer sales analyses, invoices, price lists or information or any other materials or data of any kind furnished to Employee by the Company or developed by Employee on behalf of the Company or at the Company’s direction or for the Company’s use or otherwise in connection with Employee’s employment with the Company, are and shall remain the sole and confidential property of the Company. Such Company property shall be returned to the Company (retaining, in the case of such information, no electronic or hard copies thereof) upon the earlier of the Company’s request to return such property or the cessation of Employee’s employment.
10. Non-Competition and Confidentiality. To the maximum extent permissible by law:
(a) During his employment with the Company and for a period of one (1) year after the termination of his employment with the Company for any reason whatsoever, whether by Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, Employee shall not, directly or indirectly induce or intentionally influence any customer, employee, consultant, independent contractor or supplier of the Company to change his, her or its business relationship with or terminate employment with the Company.
(b) During his employment with the Company and for a period of nine (9) months following the termination of his employment with the Company for any reason whatsoever, whether by Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration or termination of this Agreement, Employee shall not engage in (as a principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise) or be financially interested in the retail department store business of any Competitor of the Company. For purposes of this Agreement, a Competitor means each of Macy’s, Inc.; Dillard’s Inc.; Kohl’s Corporation; Belk, Inc. and J.C. Penney, Inc. or the affiliates and successors of each of them.
(c) During his employment with the Company and at all times thereafter, and except as required by law, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Company, any confidential information of the Company that Employee acquires in the course of his employment, which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: any material referred to in paragraph 9 or any non-public information regarding the business, marketing, legal or accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; trade secrets or other knowledge or processes of or developed by the Company; names and addresses of employees, suppliers or customers. Employee confirms that such information is confidential and constitutes the exclusive property of the Company, and agrees that, immediately upon his termination, whether by Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, Employee shall deliver to the Company all correspondence, documents, books, records, lists, computer programs and other writings relating to the Company’s business; and Employee shall retain no copies, regardless of where or by whom said writings were kept or prepared.

(d) Both during his employment with the Company and following his termination for any reason, whether by Employee or by the Company and whether during the term of this Agreement or following the expiration of the Agreement, Employee shall, upon reasonable notice, furnish to the Company such information pertaining to his employment with the Company as may be in his possession. The Company shall reimburse Employee for all reasonable expenses incurred by him in fulfilling his obligation under this subparagraph (d).
(e) The provisions of paragraphs 9 and 10 shall survive the cessation of Employee’s employment for any reason, as well as the expiration of this Agreement at the end of its term or at any time prior thereto.
(f) Employee acknowledges that the restrictions contained in this paragraph 10, in view of the nature of the business in which the Company is engaged and the Employee’s position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those restrictions would result in irreparable injury to the Company. Employee therefore agrees that, in the event of his violation of any of those restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief against Employee, in addition to damages from Employee and an equitable accounting of all commissions, earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
(g) Employee agrees that if any or any portion of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants or the application thereof shall not be affected and the remaining covenant or covenants will then be given full force and effect without regard to the invalid or unenforceable portions. If any covenant is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, Employee agrees that the Court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the covenant shall then be enforceable in its reduced form. If Employee violates any of the restrictions contained in subparagraphs (a) or (b), the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company) shall not count toward or be included in the restrictive period contained in subparagraphs (a) and (b).

(h) Employee represents and warrants that the knowledge, skill and abilities he possesses at the time of his execution of this Agreement are sufficient to permit him to earn a living by working for a non-competitor of the Company for the restrictive periods set forth in subparagraphs (a) and (b) above.
(i) For purposes of paragraphs 9 and 10 of this Agreement, the term “Company” shall include not only The Bon-Ton Stores, Inc., but also any of its successors, assigns, subsidiaries or affiliates.
11. Change of Control. Upon a Change of Control, as defined in paragraph 7(c), occurring during the Term of this Agreement:
(a) Options and Restricted Shares. Employee’s options and restricted stock shall vest in the event that Employee:
(i) is discharged without Cause following and within two (2) years of the Change of Control; or
(ii) resigns from the Company with Good Reason after the expiration of six (6) months following the Change of Control and within two (2) years following the Change of Control (unrelated to a discharge with Cause).
Exception: Employee’s options and restricted shares shall vest immediately upon a Change of Control in the event that it is contemplated that the Company’s common stock will not remain in existence or be converted to equity in the surviving company upon the Change of Control.
(b) Change of Control Payment. Employee shall receive a “Change of Control Payment” (defined below), in the form of a single lump sum payment, less taxes and normal deductions, as soon as practicable following his discharge or resignation and not earlier than is permitted under Section 409A of the Code in the event that Employee:
(i) is discharged without Cause following and within two (2) years of the Change of Control; or
(ii) resigns from the Company with Good Reason after the expiration of six (6) months following the Change of Control and within two (2) years following the Change of Control (unrelated to a discharge with Cause).
The Change of Control Payment shall be equal to the lesser of:
(x) One and one-half (1 1/2) times the sum of the following: (A) Employee’s average Base Salary paid over the most recently completed three (3) W-2 tax years prior to Employee’s termination; plus (B) the average Cash Bonus paid to Employee over the Employee’s most recently completed three (3) W-2 tax years prior to Employee’s termination; or
(y) The “280G Permitted Payment” as described in Paragraph 11(e) below.

(c) Medical and Dental Insurance. In the event that Employee is entitled to a Change of Control Payment under paragraph 11(b) above, Employee shall be paid a stipend equal to an amount that represents the amount Employee would have to pay as a monthly COBRA premium for the insurance coverage for the group medical and dental plans as would be applicable to Employee at the date of termination of employment for one and one-half (1 1/2) years, which stipend shall be paid in the same time and manner as the payments referred to above. Such severance payment and stipend shall be paid not earlier than is permitted under Section 409A of the Code.
(d) General Release Requirement. Employee’s right to any vesting of equity or receipt of payments under paragraphs 11(a), (b) or (c) above shall be contingent upon: (i) execution by Employee of a termination agreement which includes a general release of claims and other provisions in conformance with paragraph 8(a) above; and (ii) compliance by Employee with all of the terms of this Agreement, including without limitation paragraphs 9 and 10. These payments and benefits shall be in lieu of any bonus or other Company paid benefits to which Employee is or may be entitled after Employee’s termination of employment with the Company for any reason whatsoever, whether by Employee or the Company, including any severance payments to which Employee is or may be entitled by reason of any severance plan sponsored by the Company, or any other agreement, policy or practice.
(e) Code Section 280(G). Notwithstanding any other provision of this Agreement, if the aggregate present value of the “parachute payments” to the Employee, determined under Section 280G(b) of the Code, would be at least three (3) times the “base amount” determined under Code Section 280G, then the “280G Permitted Payment” shall be the maximum amount that may be paid as a Change of Control Payment under this Paragraph 12 such that the aggregate present value of such “parachute payments” to the Employee is less than three (3) times his “base amount.” In addition, in the event the aggregate present value of the parachute payments to the Employee would be at least three (3) times his base amount even after a reduction of the Change of Control Payment to $0 (all as determined for purposes of Code Section 280G), compensation otherwise payable under this Agreement and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company or any other affiliate thereof shall be reduced so that the aggregate present value of such parachute payments to the Employee, as determined under Code Section 280G(b) is less than three (3) times his base amount. Any decisions regarding the requirement or implementation of such reductions shall be made by such tax counsel as may be selected by the Company and acceptable to the Employee.

12. Tax Matters.
(a) Employee agrees that he is responsible for paying any and all federal, state and local income taxes assessed with respect to any money, benefits or other consideration received from the Company and that the Company is entitled to withhold any tax payments from amounts otherwise due Employee to the extent required by applicable statutes, rulings or regulations.
(b) Notwithstanding anything to the contrary herein, no payment otherwise required to be made hereunder that the Company determines constitutes a payment of nonqualified deferred compensation for purposes of Section 409A of the Code shall be paid to Employee at a time or in a manner that will be treated as a violation of the distribution rules of Code Section 409A(a)(2) and no alternative form of payment of such amount(s) shall be permitted to be made hereunder if such alternative benefit form would violate any of the requirements of Code Section 409A(a)(3) or (4) relating to acceleration of benefits and changes in time and form of distribution (taking into account any regulations or other guidance issued by Treasury or the Internal Revenue Service with regard to these Code provisions as may be in effect from time to time). The intent of this provision is to ensure that no additional tax liabilities are imposed on any payments or benefits provided hereunder pursuant to Code Section 409A, and may require, for example, a delay in commencement of payments until six months after Employee’s termination of employment with the Company. In the event any payment is delayed by reason of this paragraph 12, such payment shall, when made, be increased by an amount representing “interest” from the date payment would otherwise have been made, through the date payment is actually made, calculated using the Company’s cost of borrowing as the interest rate, as determined by the Company at its discretion.
13. Prior Agreements.
(a) Employee represents that there are no restrictions, agreements or understandings whatsoever to which Employee is a party that could impact upon his employment under this Agreement or that would prevent or make unlawful his execution of this Agreement or his employment hereunder.
(b) Employee agrees that he will not use or disclose any confidential or proprietary information of any of his prior employers during the course of his employment under this Agreement.
14. Indemnification. Employee shall be entitled to indemnification against claims by third parties arising out of his acts or omissions within the scope of his employment during the course of his employment under this Agreement.
15. Entire Understanding. This Agreement contains the entire understanding between the Company and Employee with respect to the subject matter hereof and supersedes all prior and contemporary agreements and understandings, inducements or conditions, express or implied, written or oral, between the Company and Employee except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

16. Modifications. This Agreement may not be modified orally but only by written agreement signed by Employee and the Company’s President and Chief Executive Officer or such other person as the Board may designate specifically for this purpose.
17. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
18. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity that assumes this Agreement and all obligations and undertakings of the Company hereunder. Under such a consolidation, merger or transfer of assets and assumption, the term “the Company” as used herein, shall mean such other entity and this Agreement shall continue in full force and effect.
19. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier service such as UPS or by messenger) or when deposited in the United States mails, registered or certified mail, postage pre-paid, return receipt requested, addressed as set forth below:
(a) If to the Company:
The Bon-Ton Stores, Inc.
331 W. Wisconsin Avenue
Milwaukee, WI 53203
Attention: President and Chief Executive Officer

with a copy to:

The Bon-Ton Stores, Inc.
2801 East Market Street
York, PA 17402
Attention: General Counsel
(b) If to Employee:
Stephen Byers
629 Fox Glen Drive
St. Charles, IL 60174

In addition, notice by mail shall be by air mail or courier if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.
20. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
21. Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of the Company and its successors, representatives, and assigns and shall be binding upon Employee, his heirs, executors and legal representatives.
22. No Assignment by Employee. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign or delegate any of his rights or obligations hereunder, except that he may assign certain rights hereunder if agreed to in writing by the President and Chief Executive Officer.
23. Assignment by the Company. Employee consents to the assignment of this Agreement to any purchaser of the Company or a substantial portion of its assets.
24. Indulgences. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
25. Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
26. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.
27. President and Chief Executive Officer. In the absence of the President and Chief Executive Officer, the decisions of the President and Chief Executive Officer may be made by such other person as designated by the Company’s Board of Directors.
28. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered this Agreement as of the date first above written.

THE BON-TON STORES, INC.

By:	/s/ BYRON L. BERGREN Byron L. Bergren
President and Chief Executive Officer

EMPLOYEE:

/s/ STEPHEN BYERS Stephen Byers

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